Metabolix Announces First Quarter 2015 Financial Results
CAMBRIDGE, Mass. - May 13, 2015 - Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics industry, today reported financial results for the three months ended March 31, 2015.
“Since the start of 2015, we have continued to make real progress executing our business plan for transforming Metabolix into a successful specialty biopolymers company,” said Joseph Shaulson, president and CEO of Metabolix. “Commercial development remains a key strategic priority for the business. Our lead generation efforts continue to bring in new projects in our target application spaces: PVC processing aids and performance additives, PLA modification, functional biodegradation and barrier coatings for paper.  As a result, we have a solid portfolio of commercial activities currently underway.   Some projects are already commercial on a small scale, while others are larger scale and in various stages of development. While we won’t convert every opportunity, we are excited about the commercial portfolio and expect to see the revenue line begin to pick-up later in the year as we continue working hard to convert development projects to recurring sales of Mirel® specialty biopolymers in 2015.
“For example, we have been busy working with Honeywell on the development and launch of the first products under our global, exclusive technology and commercial alliance. These initial products are expected to use our marine biodegradable PHA biopolymers to replace polyethylene microbeads in personal care products such as face scrubs and body wash. We also joined Honeywell at the in-cosmetics® tradeshow held last month in Europe and experienced first-hand the high level of interest generated by our PHA biopolymers. Looking further ahead, there is the potential to use PHA biopolymers in cosmetic and personal care applications beyond microbeads and we are beginning to explore this with Honeywell.
“To support our commercial development efforts, we also have made substantial progress on the expansion of pilot production for our Mirel PHA biopolymers. We have now nearly completed the planned capital upgrades at our biopolymer recovery facility, and just recently signed a two-year agreement for toll fermentation services from a very capable U.S. based supplier. The fermentation agreement is well matched to our planned nameplate biopolymer recovery capacity of 50,000 pounds per month. With these items in place, we will now focus on technology transfer leading to commercial supply of fermentation broth, the final facility modifications for biopolymer recovery and the scale-up of amorphous-PHA pilot production in line with our commercialization requirements.
“Our team is executing our business plan with a sense of urgency and pursuing a promising set of commercial development opportunities. We intend to remain focused on these efforts over the coming quarters,” said Shaulson.

FIRST QUARTER 2015 FINANCIAL OVERVIEW
Metabolix is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended the first quarter of 2015 with $13.3 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during the first quarter of 2015 was $6.7 million, which was a decrease of $2.3 million from the $9.0 million used for operating activities during the first quarter of 2014.
The Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period and, therefore, raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects that reductions in cash usage in 2015 due to the discontinuation of its German operations, the restructuring of its U.S. organization and other cost-containment measures will be largely offset by increased biopolymer production costs. As a result, Metabolix anticipates total cash usage during 2015 of approximately $23 million. This estimate includes $6.8 million of total cash used in the first quarter and assumes approximately $1 million in capital costs related to the expansion of pilot manufacturing and continued funding of the Company's crop science program for the full year. While the Company was successful in raising $25 million during the third quarter of 2014, the Company will require additional funding during 2015 to continue its operations and support its capital needs. The timing, structure and vehicles for obtaining future financing are under consideration, but there can be no assurance that future financing efforts will be successful. The Company intends to use the proceeds of any future financings to continue developing its specialty biopolymers business as the foundation for longer range commercial scale plans and the future growth of its business.

Continuing Operations:

For the first quarter of 2015, the Company reported a net loss from continuing operations of $5.8 million, or $0.04 per share, as compared to a net loss from continuing operations of $7.5 million, or $0.21 per share, for the first quarter of 2014.
Total revenue from continuing operations in the first quarter of 2015 was $0.6 million, compared to $0.6 million for the comparable quarter in 2014. The first quarter revenue consisted primarily of revenue from government grants, with $0.1 million in product revenue recognized during both the first quarter of 2015 and the first quarter of 2014.
In the first quarter of 2015, research and development expenses for continuing operations were $3.9 million and selling, general and administrative expenses totaled $2.5 million. This compares to $4.8 million of research and development expenses and $3.1 million of selling, general and administrative expenses for the first quarter of 2014.
The Company’s net cash used in operating activities for continuing operations during the first quarter of 2015 was $6.7 million as compared to $8.4 million for the first quarter of 2014.
Discontinued Operations:
In October 2014, in connection with the continuing shift in the Company’s focus to commercializing its PHA performance biopolymers, the Company discontinued the operations of its wholly-owned German subsidiary, Metabolix GmbH, and sold substantially all of the assets of that subsidiary. The Company recorded a loss from discontinued operations of $0.7 million for the three months ended March 31, 2014. The net cash used by discontinued operations during the three months ended March 31, 2014 was $0.5 million.

Conference Call Information
Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss first quarter results. The Company also will provide an update on the business and answer questions from the analyst community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13606742. The replay will be available beginning at 7:30 p.m. (ET) on Wednesday, May 13, 2015 and will last through 11:59 p.m. (ET) on Wednesday, May 27, 2015. In addition, the webcast will be archived on the Company’s website in the investor relations section.
About Metabolix
Metabolix, Inc. is an innovation-driven specialty materials company focused on delivering high- performance biopolymer solutions to customers in the plastics industry. Metabolix’s Mirel® biopolymers, which are derived from renewable resources, are a family of biobased performance additives and specialty resins based on PHA (polyhydroxyalkanoates). Metabolix's proprietary biotechnology platform enables the creation of specialty biopolymers for use in a broad range of applications such as construction and packaging materials, as well as industrial, consumer and personal care products.

For more information, please visit www.metabolix.com. (MBLX-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the Company’s business plans and strategies; expectations for pilot and commercial scale PHA biopolymer manufacturing; expected market demand and commercialization plans for the Company’s PHA biopolymer products; expected future financial results and cash requirements; plans for obtaining additional funding; plans and expectations that depend on the Company’s ability to continue as a going concern; and expectations for future research, product development and collaborations constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix's filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2014 filed on March 25, 2015. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:
Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com
(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenue:
Product revenue	$72	$102
Grant revenue	452	448
License fee and royalty revenue	121	63
Total revenue	645	613

Costs and expenses:
Cost of product revenue	84	166
Research and development expenses	3,925	4,812
Selling, general, and administrative expenses	2,466	3,132
Total costs and expenses	6,475	8,110
Loss from continuing operations	(5,830)	(7,497)

Other income (expense), net	(13)	6
Net loss from continuing operations	(5,843)	(7,491)

Discontinued operations
Loss from discontinued operations	—	(663)
Total loss from discontinued operations	—	(663)

Net Loss	$(5,843)	$(8,154)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.04)	$(0.21)
Net loss from discontinued operations	—	(0.02)
Net loss per share	$(0.04)	$(0.23)

Number of shares used in per share calculations:
Basic & Diluted	135,338,509	34,806,797

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$13,257	$20,046
Accounts receivable	174	45
Due from related parties	94	112
Unbilled receivables	558	420
Inventory	571	586
Prepaid expenses and other current assets	774	756
Total current assets	15,428	21,965
Restricted cash	619	619
Property and equipment, net	528	456
Other assets	95	95
Total assets	$16,670	$23,135

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$288	$333
Accrued expenses	2,653	3,709
Short-term deferred revenue	249	147
Total current liabilities	3,190	4,189
Other long-term liabilities	150	150
Total liabilities	3,340	4,339

Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 250,000,000 shares authorized at March 31, 2015, 135,353,764 and 135,182,140 shares issued and outstanding at March 31, 2015 and 2014, respectively	1,353	1,352
Additional paid-in capital	319,960	319,580
Accumulated other comprehensive loss	(68)	(64)
Accumulated deficit	(307,915)	(302,072)
Total stockholders’ equity	13,330	18,796
Total liabilities and stockholders’ equity	$16,670	$23,135

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED
(in thousands)
	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net loss	$(5,843)	$(8,154)
Less:
Loss from discontinued operations	—	(663)
Loss from continuing operations	(5,843)	(7,491)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	55	191
Charge for 401(k) company common stock match	137	169
Stock-based compensation	313	785
Changes in operating assets and liabilities:
Accounts receivables	(129)	551
Due from related party	18	51
Unbilled receivables	(138)	(60)
Inventory	15	189
Prepaid expenses and other assets	(18)	(434)
Accounts payable	(45)	(74)
Accrued expenses	(1,128)	(2,371)
Deferred rent and other long-term liabilities	—	(38)
Deferred revenue	102	101
Net cash used by continuing operations for operating activities	(6,661)	(8,431)
Net cash used by discontinued operations for operating activities	—	(534)
Net cash used in operating activities	(6,661)	(8,965)

Cash flows from investing activities
Purchase of property and equipment	(127)	(100)
Purchase of short-term investments	—	(1,508)
Proceeds from the sale and maturity of short-term investments	—	6,206
Net cash (used by) provided by investing activities	(127)	4,598

Cash flows from financing activities
Proceeds from options exercised	—	300
Net cash provided by financing activities	—	300

Effect of exchange rate changes on cash and cash equivalents	(1)	(25)

Net decrease in cash and cash equivalents	(6,789)	(4,092)
Cash and cash equivalents at beginning of period	20,046	7,698
Cash and cash equivalents at end of period	$13,257	$3,606